As filed with the Securities and Exchange Commission on May 13, 2020
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________________________
EVOFEM BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)
_______________________________

Delaware	20-8527075
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
12400 High Bluff Drive, Suite 600
San Diego, CA 92130
(858) 550-1900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________________________

Amended and Restated 2014 Equity Incentive Plan

(Full Title of the Plan)

Saundra Pelletier
President and Chief Executive Officer
Evofem Biosciences, Inc.
12400 High Bluff Drive, Suite 600
San Diego, CA 92130
(858) 550-1900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________________________
Copies to:

Adam C. Lenain, Esq. Melanie Ruthrauff Levy, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 3580 Carmel Mountain Road, Suite 300 San Diego, CA 92130 Tel: (858) 314-1500	Alexander A. Fitzpatrick, Esq. General Counsel Evofem Biosciences, Inc. 12400 High Bluff Drive, Suite 600 San Diego, CA 92130 Tel: (858) 550-1900
___________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	2,000,000 (2)	$5.00 (3)	$10,000,000.00	$1,298.00

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Represents additional shares of Registrant’s Common Stock reserved for issuance under the Amended and Restated 2014 Equity Incentive Plan as of the date of this Registration Statement.

(3)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Capital Market on May 8, 2020.

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement registers an aggregate of 2,000,000 additional shares of Common Stock reserved for issuance under the Evofem Bioscience, Inc.’s (“Registrant”) Amended and Restated 2014 Equity Incentive Plan (the “Plan”) approved by the Registrant’s stockholders at the 2020 Annual Meeting of Stockholders held on May 12, 2020. All applicable share amounts reflect a 6:1 reverse stock split of the Registrant’s Common Stock effected on January 17, 2018. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the SEC on November 20, 2014 (Registration No. 333-200409), March 27, 2015 (Registration No. 333-203059), June 1, 2018 (Registration No. 333-225366), June 6, 2019 (Registration No. 333-231993) and March 12, 2020 (Registration No. 333-237126). In accordance with the instructional note to Part I of Form S-8 as promulgated by the SEC, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 12, 2020;
(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Commission on May 6, 2020;
(c)	the portions of the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on March 30,2020 that are deemed “filed” with the Commission under the Exchange Act;
(d)
all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above (in each case, except for the information furnished under Items 2.02 or 7.01 in any current report on Form 8-K); and

(e)
the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-36754) filed with the Commission on November 18, 2014 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.
You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 8. Exhibits.
EXHIBIT INDEX

Incorporated by Reference
Exhibit No.	Exhibit Title	Herewith	Form	File No.	Date Filed
4.1	Amended and Restated Certificate of Incorporation.		10-K (Exhibit 3.1)	001-36754	02/26/2018
4.2	Amended and Restated Bylaws of the Registrant.		8-K (Exhibit 3.2)	001-36754	01/17/2018
4.3	Form of Stock Certificate.		10-K (Exhibit 4.1)	001-36754	02/26/2018
4.4	Rights Agreement, dated as of March 24, 2020, by and between the Company and Philadelphia Stock Transfer, Inc., as rights agent.		8-K (Exhibit 4.1)	001-36754	3/25/2020
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.	X
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	X
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).	X
24.1	Power of Attorney (included on signature page).	X
99.1	Amended and Restated 2014 Equity Incentive Plan.		8-K (Exhibit 10.1)	001-36754	5/12/2020

Item 9. Undertakings.
1.    Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, California, on this 13th day of May, 2020.

EVOFEM BIOSCIENCES, INC.

By:	/s/ Saundra Pelletier
Name:	Saundra Pelletier
Title:	President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Saundra Pelletier and Justin J. File, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Evofem Biosciences, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Saundra Pelletier	President and Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2020
Saundra Pelletier

/s/ Justin J. File	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 13, 2020
Justin J. File

/s/ William Hall, Ph.D.	Chairman of the Board	May 13, 2020
William Hall, Ph.D., M.D.

/s/ Gillian Greer, Ph.D.	Director	May 13, 2020
Gillian Greer, Ph.D.

/s/ Kim P. Kamdar, Ph.D.	Director	May 13, 2020
Kim P. Kamdar, Ph.D.

/s/Tony O’Brien	Director	May 13, 2020
Tony O’Brien

/s/ Colin Rutherford	Director	May 13, 2020
Colin Rutherford

/s/ Lisa Rarick	Director	May 13, 2020
Lisa Rarick